Exhibit 10.2

1999 CHARLES RIVER CORPORATE OFFICER SEPARATION PLAN

(Last Revised on December 2, 2008)

1.0           Background

1.1           Purpose:

The purpose of the Charles River Corporate Officer Separation Plan is to establish an equitable measure of compensation for a corporate officer of Charles River Laboratories, Inc. (the “Company”) who has been terminated.

1.2           Eligibility:

Eligible employees under this Plan are corporate officers at the vice president level and above of the Company whose employment as a corporate officer is terminated for reasons other than cause, voluntary resignation, disability, early or normal retirement, or death and who have not been offered a comparable position within the Company.

2.0           Definitions

2.1           Termination for Cause:

A termination of employment status for fraud, violence, theft, gross misconduct, discrimination, harassment or actions which create legal liabilities for the Company or actions of malicious intent which directly compromise the individual’s role/accountabilities.

2.2           Comparable Position:

A comparable position is defined as a position having the same salary grade as the corporate officer’s current position in the same geographical area with comparable salary, employee benefits perquisites, and status .

2.3           Separation Date:

The last day of full time active employment.

2.4           Termination Date:

The termination date will be the later of the separation date or the last day as a severed employee receiving benefits, in the event the officer elects to receive cycle payments; provided that the foregoing shall be subject to Section 5.1 hereof as it relates to the rights under any of the Company’s stock option plans then in effect.

3.0           Severance Pay

3.1           Maximum Severance Pay Allowance:

A corporate officer shall be entitled to a severance pay allowance equal to twenty-four (24) months of the corporate officer’s base pay plus an amount equal to the accrued vacation pay payable to the corporate officer as of the separation date.

3.2           Method of Payment:

The Company shall make payments to the corporate officer based upon normal payroll procedures..

4.0           Incentive Compensation

4.1           Executive Incentive Compensation Plan:

Participants whose separation date is after June 30 in any plan year, will receive a pro rata bonus based on the period of active employment on the date that such bonuses are paid to all other active eligible employees.

5.0           Stock Incentive Plan

5.1           Pursuant to Stock Incentive Plans:

a)     A corporate officer who is terminated will have 90 days from the termination date in which to exercise vested stock options which were granted to the corporate officer.  Only options which have vested on or before the separation date may be exercised.

b)    On or after the separation date an eligible corporate officer will not be eligible for any loans in connection with the exercise of vested options.

c)     A corporate officer who is terminated has ownership rights to restricted stock to the extent it was vested at the separation date.

6.0           Outplacement Services

6.1           The Company will assist the corporate officer in the search for new employment by paying professional fees for the services incurred in the normal course of a job search of an outplacement organization in a total amount not to exceed 15% of the officer’s annualized pay (base pay and prior year bonus actually paid) at the time of termination.  All such fees and expenses must be incurred within one year from the Separation Date to be reimbursed.

7.0           Financial Perquisites

7.1           The following perquisites will be continued as set forth below for those officers who elect cycled severance:

7.2           Company Car:

The officer’s car may be purchased by the executive on or before the termination date, at the officer’s election, at a price to be determined by reference to the Company’s Automobile Policy, as then in effect.  If not purchased, the car must be returned to the Company on the termination date.  The purchase price will be deducted from the severance payments if the executive has failed to make arrangements to return or purchase the vehicle on or before the termination date.

7.3           Other Perquisites:

The Company shall reimburse the Officer for other standard perquisites through the termination date, based on those that were made available to the officer as of the Separation Date, consistent with past practices.

8.0           Benefits/Perquisites

Health, Life Insurance, Retirement Income, and Savings Plus Plan:

Health, Life Insurance, Retirement Income, and Savings Plus Plan Benefits shall continue during the period of severance with benefits, and cease on the termination date, subject to the officer’s election under COBRA.

Benefits under the Long-Term and Short-Term Disability Plans shall cease on the separation date.  There are no conversion privileges.

9.0           Non-Compete Agreement

9.1           In addition, in order to be eligible for benefits under the Plan, the corporate officer must execute an agreement not to compete with or solicit employees from the Company for a period of two (2) years in the following form:

In consideration of the benefits to be provided to you and as part of your fiduciary obligations to the Company, you agree that for a period of two (2) years from the Separation Date you will not, directly or indirectly:

(a) Compete with any business of the Company engaged in or under active development by the Company or any of its subsidiaries.  For the purpose of this Agreement, the phrase “compete” shall include serving as an employee, an officer, a director, an owner, a partner or a 5% or more shareholder of any business or otherwise engaging in or assisting another to engage in any business.  Without limiting the foregoing, the Company shall consider, on an as requested basis, modifications to your restrictions on competition where management of the Company believes the competitive impact on the Company to be minimal or otherwise manageable; or

(b) Directly or indirectly solicit or hire any employee of the Company or any of its subsidiaries to work for or on behalf of you or any business in which you serve as an employee, an officer, a director, an owner, a partner or a 5% or more shareholder.

10.0         Section 409A.

10.1         Notwithstanding anything to the contrary in this Plan if the corporate officer is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”) and the regulations thereunder, as determined by the Compensation Committee of the Board of Directors of the Company as of the date of corporate officer’s “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (or any successor regulation) and if any payments or entitlements provided for in this Plan constitute a “deferral of compensation” within the meaning of Section 409A and cannot be paid or provided in the manner provided herein without subjecting the corporate officer to additional tax, interest or penalties under Section 409A, then any such payment and/or entitlement which is payable during the first six months following the corporate officer’s “separation from service” shall be paid or provided to Corporate officer (or the corporate officer’s estate, if applicable) in a lump sum (together with interest on the deferred payment or payments at a per annum rate equal to the GATT Rate (i.e. the 30-year Treasury bond interest rate) on the date of such “separation from service”) on the earlier of (i) the first business day immediately following the six-month anniversary of the corporate officer’s “separation from service” or (ii) the corporate officer’s death.

10.2         Any payments or benefits due hereunder upon a termination of the corporate officer’s employment which are a “deferral of compensation” within the meaning of Section 409A shall only be payable or provided to the corporate officer (or his or her estate) upon a “separation from service” as defined in Section 409A.

10.3         With respect to any benefits hereunder that constitute a “reimbursement plan” for purposes of Section 409A, (i) the reimbursement payment be made by no later than the end of the calendar year following the year in which the expense is incurred and (ii) the amount of reimbursable expenses incurred (or in-kind benefits available) in one taxable year of the corporate officer cannot affect the amount of reimbursable expenses (or in-kind benefits) available in a different taxable year.

11.0         Administration of the Plan

11.1         Preparation of Severance Package:

The Company’s corporate Human Resources Department is responsible for the preparation of the executive severance package in accordance with this Plan.

11.2         Other Policies and Plans:

This Plan supersedes the Officer Separation Plan of May 16, 1991.

CHARLES RIVER LABORATORIES, INC.

By:	/s/ James C. Foster
James C. Foster
Chairman, President & CEO

Effective Date: December 2, 2008